Exhibit 10.2

Section 16 Officer

U.S. Parent Company Supplement to Local Country Employment Agreement

This U.S. Parent Company Supplement to Local Country Employment Agreement (“Supplement”) is entered into effective January 6, 2010 between Lawson Software, Inc., a Delaware corporation with principal offices in the United States (“Parent”) and the undersigned executive (“Executive), and supplements the Employment Agreement dated January 6, 2010 between SAS Lawson Software Consulting France  (“Subsidiary Employer”), a subsidiary of Parent, and Executive (the “Local Country Agreement”).  Parent and its subsidiaries are collectively referred to as “Lawson.”

Background

A.            Based on Executive’s role and responsibilities at Lawson, Executive is subject to the reporting requirements under Section 16 (a “Section 16 Officer”) of the United States Securities Exchange Act (the “Exchange Act”);

B.            Parent wishes to provide a severance arrangement to Executive as follows:  (a) if Executive  is terminated without cause, and not within two years after a change in control of Parent, Executive would receive, as the exclusive remedy and payment, pre-tax severance equal to one times annual base salary and (b) if Executive is terminated without cause or leaves for good reason within two years after a change in control of Parent, Executive would receive, as the exclusive remedy and payment, pre-tax severance equal to two times annual base salary and annual target bonus (as adjusted based on an average of bonuses earned) (collectively, the “Section 16 Officer Severance Program”);

C.            The Local Country Agreement and the laws of Executive’s country of residence (“Local Laws”) govern Executive’s employment, and under those laws the amount of money payable to Executive at the end of Executive’s employment could vary depending on the duration of employment and other factors; and

D.            If Executive’s employment with Lawson ends under the conditions described in this Supplement, and the aggregate separation-related payments by the Subsidiary Employer under Local Laws and the Local Country Agreement are less than the amount that would have been paid under clause B above, Executive will be eligible to receive the difference in those amounts to the extent described in this Supplement.

Agreement

In consideration of the foregoing, Parent and Executive agree as follows:

1.             Definitions.  In addition to the capitalized terms used above, the following capitalized terms used in this Supplement have the respective meanings described below:

1.1           “Annual Base Salary” means Executive’s then current annual base salary, including the impatriation premium on the annual base salary and the impatriation premium on the housing benefit from Lawson, subject to adjustment as described in Section 9 below,

1.2           “Cause” means the separation from Lawson initiated because of:  (1) Executive has materially breached any agreement between Executive and Lawson (as reasonably determined by Lawson) and which is not or cannot reasonably be cured within 10 days after written notice from Lawson to Executive; (2) any material violation by Executive of Lawson’s policies, rules or regulations (as reasonably determined by Lawson) and which is not or cannot be reasonably cured within 10 days after written notice from the Employer to the Participant; or (3) commission of any material act of fraud, embezzlement or dishonesty by Executive (as reasonably determined by Lawson).

1.3           “Change in Control” means any one or more of the following:   (1) the closing of a tender offer or exchange offer for the ownership of 50% or more of the outstanding voting securities of Parent, (2) the closing of a merger, consolidation or other business combination between Parent and another corporation and as a result of the completion of such merger, consolidation or combination 50% or fewer of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by the former stockholders of Parent, other than affiliates (within the meaning of the  Exchange Act) of any party to such merger or consolidation, as the same shall have existed immediately prior to such merger or consolidation, (3) the closing of the sale of substantially all of the assets of Parent to another corporation which is not a direct or indirect wholly owned subsidiary of Parent, (4) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) of the Exchange Act, shall acquire 50% or more of the outstanding voting securities of Parent (whether directly, indirectly, beneficially or of record) (for purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i)) pursuant to the Exchange Act, (5) individuals who constitute Parent’s Board of Directors as of the date of this Supplement (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date of this Supplement whose election, or nomination for election by Parent’s stockholders, was approved by a vote of at least 50% of the directors comprising the

Incumbent Board shall be, for purposes of this clause (5), considered as though such person were a member of the Incumbent Board, or (6) approval by the stockholders of Parent of a complete liquidation or dissolution of Parent.

1.4           “Good Reason” mean the occurrence of any of the following events:  (1) a job reassignment that is not at least of comparable responsibility or status as the assignment in effect immediately prior to the Change in Control; (2) a reduction in Executive’s annual base pay as in effect immediately prior to a Change in Control; (3) a material modification of Executive’s incentive compensation program (that is adverse to Executive) as in effect immediately prior to a Change in Control; (4) a requirement by Lawson that Executive be based anywhere other than within thirty miles of Executive’s work location immediately prior to a Change in Control (with exceptions for temporary business travel that is consistent in both frequency and duration with Executive’s business travel before the Change in Control); or (5) except as otherwise required by applicable law, the failure by Lawson to provide employee benefit programs and plans (including any stock ownership and stock purchase plans) that provide substantially similar benefits, in terms of aggregate monetary value, at substantially similar costs to Executive as the benefits provided in effect immediately prior to a Change in Control.

2.             Make Whole Payment Not Related to a Change in Control.  If Executive is no longer employed by Lawson and all of the following conditions have been satisfied as of the last day of Executive’s employment:

a.             No Change in Control of Parent has occurred in the previous two years;

b.             Executive is in compliance with the Local Country Agreement and no Cause event has occurred;

c.             Executive has not given notice of Executive’s voluntary resignation of employment with Lawson;

d.             Lawson has initiated Executive’s separation as an employee other than for Cause; and

e.             the aggregate of all recoveries, damages, severance and amounts of money that Executive has received and/or has alleged that Executive has a right to receive under Local Laws, the Local Country Agreement and/or any other agreement or arrangement (excluding any payments in consideration of any noncompetition agreement) is less than one times Executive’s Annual Base Salary (that difference is referred to as the “Section 2 Shortfall Amount”); then

Parent shall cause to be paid to Executive the Section 2 Shortfall Amount (less applicable taxes), subject to the limit in Section 4 below.

If the aggregate of all recoveries, damages, severance and amounts of money that Executive has received and/or has alleged that Executive has a right to receive in connection with separation of employment under Local Laws, the Local Country Agreement and/or any other agreement or arrangement (excluding any payments in consideration of any noncompetition agreement) is equal to or greater than one times Executive’s Annual Base Salary, then Executive shall have no right of payment under this Section 2.

3.             Make Whole Payment Related to a Change in Control.  If Executive is no longer employed by Lawson and all of the following conditions have been satisfied as of the last day of Executive’s employment:

a.             A Change in Control of Parent has occurred in the previous two years;

b.             Executive is in compliance with the Local Country Agreement and no Cause event has occurred;

c.             Within two years after the Change in Control of Parent, Executive has given notice to voluntarily resign for Good Reason or Lawson has initiated Executive’s separation as an employee other than for Cause; and

d.             the aggregate of all recoveries, damages, severance and amounts of money that Executive has received and/or has alleged that Executive has a right to receive under Local Laws, the Local Country Agreement and/or any other agreement or arrangement (excluding any payments in consideration of any noncompetition agreement) is less than two times Executive’s Annual Base Salary and annual target cash bonus (that difference is referred to as the “Section 3 Shortfall Amount”); then

Parent shall cause to be paid to Executive the Section 3 Shortfall Amount (less applicable taxes), subject to the limit in Section 4 below.

If the aggregate of all recoveries, damages, severance and amounts of money that Executive has received and/or has alleged that Executive has a right to receive in connection with separation of employment under Local Laws, the Local Country Agreement and/or any other agreement or arrangement (excluding any payments in consideration of any noncompetition agreement) is equal to or greater than two times Executive’s Annual Base Ssalary and annual target cash bonus , then Executive shall have no right of payment under this Section 3.

4.             Payout Limitation Under this Supplement.  Notwithstanding any provision in this Supplement to the contrary, in no event may the aggregate payments under this Supplement exceed two times the lesser of either:  (a) the maximum amount that may be taken into account under Internal Revenue Code section 401(a)(17) or (b) the sum of Executive’s annualized compensation for services provided to Lawson in the preceding taxable year.  In calendar 2009, two times the maximum amount that may be taken into account under Internal Revenue Code section 401(a)(17) was $490,000 United States dollars.

5.             U.S. Internal Revenue Code Section 409A.  If any amounts payable to Executive pursuant to this Supplement are subject to Section 409A of the United States Internal Revenue Code (“Section 409A”), and an exception to Section 409A does not apply, then, notwithstanding any provision in this Supplement to the contrary:  (a) the payment of such amount will be made to Executive six months plus five business days following the date of Executive’s termination of employment (provided that at the time of actual payment Executive has met all other conditions and requirements for that payment under this Supplement), (b) no payment of such amount will be made to Executive before the date described in clause (a) above, and (c) no interest shall accrue or be payable to Executive for any payments that are delayed pursuant to this Section 4.  Lawson assumes no obligation to pay or reimburse Employee for any taxes incurred under Section 409A.

6.             Tier 1 Change of Control Severance Pay Plan Not Applicable to Executive.  Lawson’s Executive Change in Control Severance Pay Plan for Tier 1 Executives (first adopted by Parent on January 17, 2005) (the “Tier 1 Plan”) does not and will not apply to Executive.  This Supplement is in lieu of the Tier 1 Plan.

7.             Effect of Supplement.  This Supplement is governed exclusively by United States and Minnesota law.  If Executive, Executive’s legal counsel or any court contends that Executive is entitled to recoveries, damages, severance and other payments under this Supplement, under Local Laws, the Local Country Agreement and/or any other agreement or arrangement (excluding any payments in consideration of any noncompetition agreement) which would exceed, in the aggregate, the amount of money payable by Parent as described under clause B under “Background” above, then this Supplement shall automatically be null and void and have no force or effect.

8.             Official Language.  The official language of this Supplemental is English.

9.             Annual Base Salary.  If and when Executive is no longer receiving a housing benefit from Lawson, Parent will cause Executive’s annual base salary to be increased by 42,000 Euros (before taxes).

IN WITNESS WHEREOF, the parties hereto have executed this Supplement as of the date first above written.

Lawson Software, Inc.		Name of Executive: Eric Verniaut

By	/s/ Harry Debes	/s/ Eric Verniaut
Title President and CEO		Signature of Executive